Exhibit 99(n)

THE LAZARD FUNDS, INC.

Rule 18f-3 Plan

                    Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

                    The Board of Directors (the “Board”) of The Lazard Funds, Inc. (the “Fund”), including a majority of the Board members who are not “interested persons” (as defined in the 1940 Act), which desires to offer multiple classes with respect to each series of the Fund listed on Schedule A attached hereto, as such Schedule may be revised from time to time, has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

                    1. Class Designation: Fund shares shall be divided into Institutional Shares and Open Shares.

                    2. Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to Open Shares pursuant to a Distribution and Servicing Plan.

                    3. Differences in Distribution Arrangements: Institutional Shares and Open Shares shall be offered at net asset value. Neither Class shall be subject to any front-end or contingent sales charges.

                    Open Shares shall be subject to an annual distribution and servicing fee at the rate of .25% of the value of the average daily net assets of the Open Class pursuant to a Distribution and Servicing Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

                    4. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution and Servicing Plan; (b) transfer agent fees identified by the Fund’s transfer agent as being attributable to a specific Class; (c) litigation or other legal expenses relating solely to a specific Class; and (d) fees and expenses of an administration that are identified and approved by the Board as being attributable to a specific Class.

Dated: July 23, 1996

SCHEDULE A

Name of Portfolio

Lazard Capital Allocator Opportunistic Strategies Portfolio
Lazard Developing Markets Equity Portfolio
Lazard Emerging Markets Equity Portfolio
Lazard Global Listed Infrastructure Portfolio
Lazard International Equity Portfolio
Lazard International Equity Select Portfolio
Lazard International Small Cap Equity Portfolio
Lazard International Strategic Equity Portfolio
Lazard U.S. Equity Value Portfolio
Lazard U.S. High Yield Portfolio
Lazard U.S. Mid Cap Equity Portfolio
Lazard U.S. Small-Mid Cap Equity Portfolio
Lazard U.S. Strategic Equity Portfolio

Revised as of: November 19, 2009

A-1